UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221471

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198188

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175563

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97079

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HomeFed Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	33-0304982
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1903 Wright Place, Suite 220

Carlsbad, California 92008

(Address of Principal Executive Office) (Zip Code)

2017 RSU Opportunity Plan

RSU Opportunity Plan

HomeFed Corporation Amended and Restated 1999 Stock Incentive Plan

HomeFed Corporation 1999 Stock Incentive Plan

HomeFed Corporation 2000 Stock Incentive Plan

(Full title of the plan)

Erin N. Ruhe

Vice President, Treasurer and Controller

HomeFed Corporation

1903 Wright Place, Suite 220

Carlsbad, California 92008

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John D. Tishler, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real

Suite 200

San Diego, CA 92130

Telephone: (858) 720-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of HomeFed Corporation (the “Registrant”):

File No. 333-221471 pertaining to the registration of 66,000 shares of Common Stock, $0.01 par value per share, of the Registrant (“Common Stock”) for offer or sale pursuant to the 2017 RSU Opportunity Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2017.

File No. 333-198188 pertaining to the registration of 100,000 shares of Common Stock for offer or sale pursuant to the RSU Opportunity Plan, which was filed with the Commission on August 15, 2014.

File No. 333-175563 pertaining to the registration of 400,000 shares of Common Stock for offer or sale pursuant to the HomeFed Corporation Amended and Restated 1999 Stock Incentive Plan, which was filed with the Commission on July 14, 2011.

File No. 333-97079 pertaining to the registration of 2,000,000 shares of Common Stock for offer or sale pursuant to the HomeFed Corporation 1999 Stock Incentive Plan and the HomeFed Corporation 2000 Stock Incentive Plan, which was filed with the Commission on July 25, 2002.

The Registrant is no longer issuing securities under any plan listed above. This Amendment is being filed in order to deregister all shares of Common Stock that were registered under the Registration Statements and remain unissued under the any plan listed above.

On April 12, 2019, the Registrant entered into an Agreement and Plan of Merger with Jefferies Financial Group, Inc., a New York corporation (“Parent”), and Heat Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), which, as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger dated as of May 2, 2019, was adopted by the stockholders of the Registrant at a duly convened special meeting on June 28, 2019. The Registrant and Merger Sub subsequently filed a Certificate of Merger with the Delaware Secretary of State on July 1, 2019, as a result of which the Registrant merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, any offerings pursuant to the Registration Statements have been terminated. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby files this Amendment to remove from registration all shares registered under the Registration Statements that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on July 2, 2019.

HOMEFED CORPORATION

By:	/s/ Erin N. Ruhe
Erin N. Ruhe
Vice President, Treasurer and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman of the Board and Director
Joseph S. Steinberg		July 2, 2019

/s/ Christian E. Foulger	President (Principal Executive Officer)
Christian E. Foulger		July 2, 2019

/s/ Erin N. Ruhe	Vice President, Treasurer and Controller (Principal Financial and Accounting Officer)
Erin N. Ruhe		July 2, 2019

*	Vice Chairman and Director
Paul Borden		July 2, 2019

*	Director
Patrick D. Bienvenue		July 2, 2019

*	Director
Timothy M. Considine		July 2, 2019

*	Director
Brian P. Friedman		July 2, 2019

*	Director
Jimmy Hallac		July 2, 2019

*	Director
Michael A. Lobatz		July 2, 2019

* By:	/s/ Erin N. Ruhe
Erin N. Ruhe
as Attorney-in-Fact